Exhibit 10.1
BANK MUTUAL
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 5th day of April, 2010, by and between Bank Mutual, a federal savings bank (hereinafter referred to as “Employer”), and David A. Baumgarten (hereinafter referred to as “Executive”).
     WHEREAS, Employer is a wholly owned subsidiary of Bank Mutual Corporation, a registered savings and loan holding company (hereinafter referred to as “Company”);
     WHEREAS, Executive has substantial experience in the banking industry and Employer is seeking an experienced Executive; and
     WHEREAS, Executive and Employer have agreed that it is in their mutual best interest to enter into this Agreement pursuant to the terms and conditions described herein.
     NOW, THEREFORE, for good and valuable consideration which is hereby acknowledged by Executive and Employer, including, without limitation, the promises and covenants described herein, the parties hereto hereby agree as follows:
ARTICLE I
EMPLOYMENT
1.1 Term of Employment.
     Employer shall employ Executive for a period of two (2) years commencing on April 12, 2010 (the “Effective Date”). Not less than thirty (30) days prior to and effective as of the end of the one year anniversary and each annual anniversary thereafter, the employment term may be extended by adding one additional year to the remaining term of the Agreement so that said term is annually restored to a full two year term upon agreement of Executive and by affirmative action taken by Employer’s Board of Directors. Executive’s employment under this Agreement may otherwise be terminated only as contemplated by Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6 and 2.7 of this Agreement.
1.2 Duties of Executive.
     Executive is hereby employed full-time to hold the office of President and to perform such executive duties as are normally performed by persons serving in similar capacities at similar institutions together with such other duties and responsibilities as may be appropriate to Executive’s position and as may be from time to time determined by Employer’s Board of

Directors to be necessary to its operations and in accordance with its bylaws. Employer agrees that it will not reduce Executive’s current job title, status and responsibilities without Executive’s consent. Executive hereby accepts such employment and undertakes to use his best efforts to discharge his duties and responsibilities. Unless Executive’s employment is earlier terminated pursuant to the terms of this Agreement, during the term of this Agreement, Executive shall devote substantially his full business time to the discharge of his duties and responsibilities under this Agreement, except for vacations in accordance with this Agreement and with Employer’s vacation policy applicable to executive personnel. This provision shall not prevent Executive from devoting a reasonable amount of time during normal business hours to serving as a director, trustee or member of any charitable, community, trade or financial industry board, committee or organization.
1.3 Base and Incentive Compensation.
     During the term of this Agreement, Executive shall be entitled to an annual base salary equal to not less than $375,000 per year. Executive’s annual salary will be reviewed annually by the Board of Directors of Employer on the basis of his performance to such date and the progress of Employer and shall be increased as of such date if so determined by the Board in its absolute discretion. The Board of Directors may also increase Executive’s compensation at any other time, in its absolute discretion. Executive shall also be entitled to receive incentive compensation which compensation shall be calculated in accordance with the provisions of Employer’s incentive compensation plan, as in effect from time to time. Executive’s base salary shall be payable periodically according to the normal practice of Employer and his incentive compensation shall be payable as earned in accordance with the provisions of Employer’s incentive compensation plan.
1.4 Expense Reimbursement.
     Executive shall be entitled to reimbursement of business expenses reasonably incurred in connection with his employment upon presentation of adequate documentation and to the extent then permitted by Employer’s general practices and policies for reimbursement of such expenses.
1.5 Benefits.
     (a) In accordance with Employer’s policies, in effect from time to time, Executive shall be entitled to be reimbursed by Employer for the annual membership dues in the Milwaukee Country Club and the Milwaukee Athletic Club. Executive shall have access to mortgage and consumer financing from Employer with terms consistent with the normal practice of Employer. In accordance with Employer’s policies, in effect from time to time, Executive shall also be provided with such educational assistance as is reasonably related to the performance of his duties hereunder. Employer shall provide Executive with a gasoline credit card and a $400 a month car allowance in accordance with Employer’s established automobile policy as in effect from time to time.
     (b) Executive shall be entitled to four weeks vacation each calendar year, sick leave and other time off in accordance with Employer’s established Personnel Policy as in effect from time to time.

     (c) Employer shall maintain for Executive term life insurance coverage in such amount as is provided in accordance with Employer’s established policy in effect from time to time. Such life insurance shall be maintained for the benefit of the Executive, who shall be entitled to designate all beneficiaries of such life insurance.
     (d) Employer shall maintain medical and dental insurance on such terms and in such amounts as are generally offered to or provided for any other executives of Employer.
     (e) Executive shall be entitled to participate in all of Employer’s retirement or pension plans, stock option, employee stock ownership plans or other similar plans as in effect from time to time in accordance with and to the extent qualified under the provisions of such plans.
     (f) Executive shall be entitled to participate in any short-term and long-term disability plans which cover other executives of the Employer.
     (g) In addition to the foregoing benefits, Executive shall also be entitled to participate, as determined by Employer’s Board of Directors, in such other employee benefit plans or programs as are offered to or provided for other executives of Employer from time to time.
     (h) Not later than May 3, 2010, Executive shall be awarded options to purchase 50,000 shares of the Company’s common stock upon and subject to the terms and conditions of the Company’s 2004 Stock Incentive Plan.
     (i) Not later than May 3, 2010, Executive shall be awarded 15,000 shares of the Company’s restricted common stock upon and subject to the terms and conditions of the Company’s 2004 Stock Incentive Plan.
     (j) Notwithstanding the foregoing, Executive shall not be entitled to participate in any employee benefit plans or programs offered by an affiliate of the Employer.
1.6 Officers Insurance.
     For so long as Executive shall be an officer of Employer, Employer shall use its best efforts to provide Executive with insurance coverage against business liability to the extent that such coverage is reasonably available for officers of financial institutions of comparable size.
1.7 Indemnity by Employer.
     For valuable consideration, and as a material inducement to Executive to enter into this Agreement, Employer shall take whatever actions are necessary to provide indemnification of Executive by Employer for business liability, including without limitation, liability as an officer to all interested parties, to the fullest extent it can be made available under applicable law.

ARTICLE II
TERMINATION OF EMPLOYMENT
2.1 Termination at Expiration of the Term of this Agreement.
     (a) If Executive elects to terminate Executive’s employment with Employer at or prior to the end of the first two years of employment under Section 1.1, Executive shall be entitled to receive (i) Executive’s theretofore unpaid base salary and incentive compensation for the period of employment, and (ii) compensation for accrued but unused vacation time. Executive and his spouse and dependents will be entitled to further medical coverage, at his and/or their expense, to the extent required by the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”).
     (b) If the Employer elects to terminate Executive’s employment with Employer at the end of the first two years of employment under Section 1.1, Executive shall be entitled to receive (i) an amount equal to one hundred percent (100%) of his annual base salary at the date of termination, (ii) Executive’s theretofore unpaid base salary and incentive compensation for the period of employment, and (iii) compensation for accrued but unused vacation time. Executive shall be owed and Employer shall be obligated to pay to Executive the aggregate amount provided in clauses (i), (ii) and (iii) above (other than incentive compensation which shall be payable when earned as provided in Section 1.3 hereof), within thirty (30) days after the termination of Executive pursuant to this Section 2.1(b), and until such amounts are paid in full to Executive, interest shall accrue on said amount as of the date first due at the rate of eighteen percent (18%) per annum, compounded daily. Furthermore, at Employer’s cost, Employer shall continue to provide Executive with the following benefits, consistent with the terms and conditions set forth in Section 1.5 hereof: (i) life insurance and medical, dental and optical insurance, to the extent the same can be provided under the arrangements in effect at the time of termination, and (ii) any other benefits to which Executive is entitled by law or the specific terms of Employer’s policies in effect at the time of his termination of employment. Benefits will be continued pursuant to this Section 2.1(b) for a period of three (3) months from the date of termination of employment, unless Executive becomes employed by another company and becomes eligible for employment benefits substantially similar to those which would otherwise be provided under this Section. Notwithstanding the foregoing, Executive and his spouse and dependent children will be entitled, at Executive’s expense, to further medical coverage to the extent required by COBRA which shall, in this case, be deemed to commence upon expiration of the three (3) month period set forth in the preceding sentence. Notwithstanding anything contained herein to the contrary, if Executive becomes unable to perform each of the material duties of his employment under this Agreement prior to his termination of employment pursuant to this paragraph (b), and Executive thereafter, as a result of the same condition, becomes Totally and Permanently Disabled as defined in Section 2.3, Executive will be entitled to the Full Disability Benefits (as defined in Section 2.3) provided for in Section 2.3 upon his termination of employment.
2.2 Termination for Death or Retirement.
     If Executive’s employment is terminated by reason of Executive’s retirement or death then Executive, or Executive’s personal representative, as the case may be, shall be entitled to receive (a) Executive’s theretofore unpaid base salary and incentive compensation for the period of employment, prorated to the end of the calendar month in which such termination occurs, and (b) compensation for accrued but unused vacation time. Employer shall pay the amounts due under this Section 2.2 to Executive or Executive’s personal representative within thirty (30) days of Executive’s retirement or death, as the case may be. The term “retirement” for purposes of this Agreement shall mean the point in time after the Executive reaches 65 years of age and at which Executive gives notice to Employer that he is retiring.
2.3 Termination for Disability.
     If Executive becomes Totally and Permanently Disabled during the term of this Agreement, Executive’s employment may be terminated by the Employer at any time during the continuance of such disability. The Executive is Totally and Permanently Disabled if he is unable to perform each of the material duties of his employment under this Agreement, by reason of any disability, illness, accident or condition, for a period of more than six consecutive months during any twelve-month period, which is expected to continue for more than one year as certified by a medical doctor of Executive’s own choosing and concurred in by a doctor of Employer’s choosing.
     Upon termination as described in this Section 2.3, Executive shall be entitled to receive (a) an amount equal to one hundred percent (100%) of Executive’s annual base salary at the date of termination, (b) Executive’s theretofore unpaid base salary and incentive compensation for the period of employment, prorated to the end of the calendar month in which such termination occurs, and (c) compensation for accrued but unused vacation time within thirty (30) days after the termination of Executive pursuant to this Section 2.3, and until such amounts are paid in full to Executive, interest shall accrue on said amount as of the date first due at the rate of eighteen percent (18%) per annum, compounded daily. In addition, at Employer’s cost, Employer shall continue to provide Executive with the following benefits, consistent with the terms and conditions set forth in Section 1.5 hereof: (i) life insurance and medical, dental and optical insurance, to the extent the same can be provided under the arrangements in effect at the time of termination, and (ii) any other benefits to which the Executive is entitled by law or the specific terms of Employer’s policies in effect at the time of his termination of employment. Benefits will be continued pursuant to this Section 2.3 for a period of twelve (12) months from the date of termination of employment, unless Executive becomes employed by another company and becomes eligible for employment benefits substantially similar to those which would otherwise be provided under this Section.
2.4 Voluntary Termination by Executive or Termination by Employer for Cause.
     Employer may terminate Executive’s employment hereunder for cause (as such term is defined below). If Executive’s employment is voluntarily terminated by Executive or is terminated by Employer for cause, Executive shall be entitled to receive (a) Executive’s theretofore unpaid base salary and incentive compensation for the period of employment, prorated to the date of termination, and (b) compensation for accrued but unused vacation time, but shall not be entitled to any compensation or employment benefits pursuant to this Agreement for any period after the date of termination, or the continuation of any benefits except as may be required by law, including, at his own expense, COBRA.

     Termination by Employer for cause shall mean termination because of the Executive’s Personal Dishonesty (as hereinafter defined), Incompetence (as hereinafter defined), Willful Misconduct (as hereinafter defined), breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement; provided, however, in the event Employer determines that Executive has intentionally failed to perform his stated duties or materially breached this Agreement, Employer may not terminate Executive for cause unless Employer has notified Executive of such failure or breach, Executive has been given a reasonable period of time to cure such failure or breach, and in the opinion of Employer, Executive has not cured such failure or breach. For the purpose of this Agreement: (i) “Incompetence” means Executive’s demonstrated lack of ability to perform the duties assigned to him which lack of ability directly causes (or the Board of Directors determines is reasonably likely to cause) material injury to Employer; (ii) “Personal Dishonesty” means conduct on the part of Executive which evinces a want of integrity or an intentional breach of trust and which directly causes (or the Board of Directors determines is reasonably likely to cause) material injury to Employer; and (iii) “Willful Misconduct” means conduct on the part of Executive which evinces a deliberate disregard of the interest of Employer and which causes (or the Board of Directors determines is reasonably likely to cause) direct material injury to Employer.
2.5 Termination by Employer Without Cause or Termination by Executive for Cause.
     (a) In the event Employer reduces Executive’s base compensation, responsibilities or duties without Executive’s consent or otherwise breaches this Agreement, Executive may elect to terminate this Agreement for cause. In the event Employer terminates Executive other than under Section 2.1 (expiration of the term), Section 2.2 (death/retirement), Section 2.3 (disability) or Section 2.4 (voluntary termination by Executive or termination by Employer for cause) or Executive elects to terminate his employment hereunder for cause, then in either such event Executive shall receive (i) one hundred percent (100%) of his annual base salary at the time of termination through the end of the Severance Period (as hereinafter defined) (ii) Executive’s theretofore unpaid base salary and incentive compensation, prorated to the end of the calendar month in which such termination occurs, and (iii) compensation for accrued but unused vacation time. Executive shall be owed, and Employer shall be obligated to pay to Executive, the entire amount provided in clauses (i), (ii) and (iii) above (other than incentive compensation which shall be payable within the period of time provided in Section 1.3) within thirty (30) days after the termination of Executive pursuant to this Section 2.5, and until such amount is paid in full to Executive, interest shall accrue on said amount as of the date first due at the rate of eighteen percent (18%) per annum, compounded daily. For purposes of this Agreement, the “Severance Period” shall be as follows: if the termination shall occur within the initial two years of employment, the Severance Period shall be through the end of the initial two year term of employment, but not less than one year; and if the termination shall occur after the expiration of the initial two years employment, the Severance Period shall be twelve (12) months.
     (b) Furthermore, if Employer terminates Executive pursuant to this Section 2.5, at Employer’s cost, Employer shall continue to provide Executive with the following benefits, consistent with the terms and conditions set forth in Section 1.5 hereof: (i) life insurance and medical, dental and optical insurance, to the extent the same can be provided under the arrangements in effect at the time of termination, and (ii) any other benefits to which Executive is entitled by law or the specific terms of Employer’s policies in effect at the time of his termination of employment. Benefits will be continued pursuant to this Section 2.5 through the end of the Severance Period, unless Executive becomes employed by another company and is eligible for employment benefits substantially similar to those which would otherwise be provided under this Section.
     (c) If Employer terminates Executive pursuant to this Section 2.5, the Executive shall also be entitled to receive an additional benefit. Such benefit shall be a single sum cash payment within thirty (30) days after termination of Executive pursuant to this Section 2.5 in an amount equal to the product of the Employer’s annual aggregate contribution, for the benefit of the Executive in the year preceding termination, to all qualified retirement plans in which the Executive participated multiplied by the number of years in the Severance Period. Such benefit shall be in addition to any benefit payable from any qualified or nonqualified plans or programs maintained by the Employer at the time of termination.
2.6 Termination by Executive Due to Change in Control.
     (a) Following a Change in Control (as hereinafter defined), Executive may, by giving notice to Employer, immediately terminate his employment under this Agreement upon the occurrence of any of the following:
     (i) any reduction in Executive’s base or incentive compensation, or employee benefits described in Section 1.4, 1.5, 1.6 and 1.7 and provided to Executive immediately preceding a Change in Control (other than changes in benefits required by law and applicable to all employees generally), or any assignment to any position, responsibilities or duties that are less significant than his position, duties and responsibilities as of the time immediately preceding a Change in Control;
     (ii) a transfer of Executive by Employer requiring Executive to have his principal location of work more than fifty (50) miles from Executive’s principal location of work immediately prior to the Change in Control; or
     (iii) a requirement by Employer that Executive travel materially more than that amount of time which has historically been required by Employer such that Executive is required to be away from his place of residence for more than three weekends in a calendar year or for four or more week nights per week during any three weeks in a calendar year.
     If Executive terminates this Agreement pursuant to this Section 2.6, Executive shall have the right to receive payments and benefits under, and to the extent provided by, Section 2.5 as if a termination by Employer without cause had occurred except that the Severance Period would be two (2) years.
     (b) For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if: (1) any “person” (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) or the Company becomes the owner of securities of the Employer, or any person becomes the beneficial owner, directly or indirectly, of a majority of the capital stock of the Company in a transaction or transactions subject to the notice provisions of the Change in

Bank Control Act of 1978, (12 U.S.C. § 1817(j)) as amended from time to time, or approval under the Savings and Loan Holding Company Act (12 U.S.C. § 1467a), as amended from time to time; (2) someone other than the Company becomes owner of more than 25% of the voting securities of the Employer; (3) during any period of two (2) consecutive years, the individuals, who at the beginning of any such period constituted the directors of the Employer or the Company, cease for any reason to constitute at least a majority thereof; or (4) the filing by the Company of a report or proxy statement with the Securities and Exchange Commission or the Office of Thrift Supervision disclosing in response to Item 1 of Form 8-K or Item 5 of Part II of Form 10-Q, each promulgated pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) or Item 6(e) of Schedule 14A promulgated there under, or successor Items, that a change in control of the Company has or may have occurred pursuant to any contract or transaction.
     However, notwithstanding the foregoing provisions, the following events or occurrences shall not constitute a “Change in Control” hereunder:
     (i) The merger, consolidation or other combination of the Employer with, or sale of the Employer to, or assumption of the Employer by any company controlled by, controlling or under control with the Company if the entity with which the Employer is combined assumes this Agreement, in which event such successor shall be deemed to be the “Employer” hereunder.
2.7 Termination or Suspension as Required by Law.
     (a) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice serviced under section 8 (e)(3) or (g)(1) of the FDIA (12 U.S.C. § 1818(e)(3) and (g)(1)) the Employer’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (i) pay the Executive all or part of the severance benefit withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
     (b) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under section 8 (e)(4) or (g)(1) of the FDIA (12 U.S.C. § 1818 (e)(4) or (g)(1)), all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Employer shall not be affected.
     (c) If the Employer is in default (as defined in section 3(x)(1) of the FDIA, all obligations under this Agreement shall terminate as of the date of default, but this Section 2.7 shall not affect any vested rights of the Executive or the Employer.
     (d) All obligations under this Agreement shall be terminated except to the extent determined that continuation of the contract is necessary for the continued operation of the Employer.
     (i) By the Director of the Office of Thrift Supervision (the “Director”) or his or her designee, at the time the Federal Deposit Insurance Corporation or Resolution

Trust Corporation enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in 13(c) of the FDIA; or
     (ii) By the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Employer or when the Employer is determined by the Director to be in an unsafe or unsound condition.
Any rights of the Executive which have vested, including those which vest pursuant to this Agreement, shall not be affected by such action.
2.8 Successors and Binding Agreements.
     (a) This Agreement shall be binding upon and inure to the benefit of Employer and any Successor of or to Employer, but shall not otherwise be assignable or delegatable by Employer. “Successor” shall mean any successor in interest, including, without limitation, any entity, individual or group of persons acquiring directly or indirectly all or substantially all of the business or assets of Employer whether by sale, merger, consolidation, reorganization or otherwise.
     (b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatee.
     (c) Employer shall require any Successor to agree (in such form as is reasonably requested by Executive) to perform this Agreement to the same extent as the original parties would be required if no succession had occurred.
     (d) This Agreement is personal in nature and neither of the parties shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 2.8.
2.9 Limitations on Termination Compensation.
     (a) In the event that the severance benefits payable to the Executive under Sections 2.5, or 2.6 (“Severance Benefits”), or any other payments or benefits received or to be received by the Executive from the Employer (whether payable pursuant to the terms of this Agreement or any other plan, agreement or arrangement with the Employer) or any corporation (“Affiliate”) affiliated with the Employer within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”), in the opinion of tax counsel selected by the Employer’s independent auditors and acceptable to the Executive, constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and the present value of such “parachute payments” equals or exceeds three (3) times the average of the annual compensation payable to the Executive by the Employer (or an Affiliate) and includible in the Executive’s gross income for federal income tax purposes for the five (5) calendar years preceding the year in which a change in ownership or control of the Employer occurred (“Base Amount”), such Severance Benefits shall be reduced to an amount the present value of which (when combined with the present value of any other payments or benefits otherwise received or to be received by the

Executive from the Employer (or an Affiliate) that are deemed “parachute payments”) is equal to 2.99 times the Base Amount, notwithstanding any other provision to the contrary in this Agreement. The Severance Benefits shall not be reduced if (A) the Executive shall have effectively waived his receipt or enjoyment of any such payment or benefit which triggered the applicability of this Section 2.9, or (B) in the opinion of tax counsel, the Severance Benefits (in its full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code are reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4) of the Code, and such payments are deductible by the Employer. The Base Amount shall include every type and form of compensation includible in the Executive’s gross income in respect of his employment by the Employer (or an Affiliate), except to the extent otherwise provided in temporary or final regulations promulgated under Section 280G(b) of the Code. For purposes of this Section 2.9, a “change in ownership or control” shall have the meaning set forth in Section 280G(b) of the Code and any temporary or final regulations promulgated there under. The present value of any non-cash benefit or any deferred cash payment shall be determined by the Employer’s independent auditors in accordance with the principles of Sections 280G(b)(3) and (4) of the Code.
     (b) The Executive shall have the right to request that the Employer obtain a ruling from the Internal Revenue Service (“Service”) as to whether any or all payments or benefits determined by such tax counsel are, in the view of the Service, “parachute payments” under Section 280G. If a ruling is sought pursuant to the Executive’s request, no Severance Benefits payable under this Agreement shall be made to the Executive until after fifteen (15) days from the date of such ruling. For purposes of this Section 2.9(b), the Executive and the Employer agree to be bound by the Service’s ruling as to whether payments constitute “parachute payments” under Section 280G. If the Service declines, for any reason, to provide the ruling requested, the tax counsel’s opinion provided in Subsection 2.9(a) with respect to what payments or benefits constitute “parachute payments” shall control, and the period during which the Severance Benefits may be deferred shall be extended to a date fifteen (15) days from the date of the Service’s notice indicating that no ruling would be forthcoming.
     (c) In the event that Section 280G, or any successor statute, is repealed, this Section 2.9 shall cease to be effective on the effective date of such repeal. The parties to this Agreement recognize that final regulations under Section 280G of the Code may affect the amounts that may be paid under this Agreement and agree that, upon issuance of such final regulations, this Agreement may be modified as in good faith deemed necessary in light of the provisions of such regulations to achieve the purposes of this Agreement, and that consent to such modifications shall not be unreasonably withheld.
     (d) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and any regulations promulgated there under.

ARTICLE III
CONFIDENTIALITY AND NON-SOLICITATION
3.1 Confidentiality.
     (a) During the period of Executive’s employment with Employer and for two (2) years following the termination of Executive’s employment, regardless of the reason for termination, Executive shall not, at any time, directly or indirectly, use any Confidential Information (as defined below) except as required to perform his duties for Employer, or disclose to any individual, corporation, partnership or any other entity any Confidential Information or trade secrets of or relating to Employer.
     (b) “Confidential Information” means oral or written information disclosed to Executive or known to Executive as a consequence of or through the performance of his duties to the Employer (including information conceived, originated, discovered or developed by him), which derives value from not being generally known to the public, and includes information regarding Employer’s business affairs, including such matters as lending programs, various financial services and products, computer programs, research, customer lists, customer development, planning, purchasing, finance, marketing, customer relations, personnel information including employee compensation and confidential or similar proprietary information. Confidential information shall be defined to exclude information which is or becomes public knowledge through no fault of Executive, or which was known to Executive before the start of his earliest relationship with the Employer.
     (c) Executive shall not acquire any rights to any Confidential Information as a result of his performance of his duties to the Employer.
     (d) The restrictions in this Section 3.1 are in addition to and not in lieu of any other obligations Executive may have relating to the Employer’s Confidential Information, including any obligations under Wis. Stat. § 134.90 or similar laws governing trade secrets which may extend beyond the two (2) year period of restriction on use or disclosure of Confidential Information.
3.2 Non-Solicitation of Customers.
     Executive agrees that for two (2) years following the termination of Executive’s employment, regardless of the reason for such termination, Executive shall not solicit or assist with the solicitation of any customer of the Employer to terminate or diminish such customer’s business with the Employer. For purposes of this provision, a “customer” shall mean an entity or individual (1) in connection with whom Executive provided services on behalf of the Employer within the eighteen (18) months prior to Executive’s termination or (2) about whom Executive obtained Confidential Information within the eighteen (18) months prior to Executive’s termination.
3.3 Non-Solicitation of Employees
     Executive agrees that for two (2) years following the termination of Executive’s employment, regardless of the reason for such termination, Executive shall not directly or indirectly solicit, cause or seek to cause any employee of the Employer to terminate, curtail or otherwise modify his or her employment relationship with the Employer. This provision is not intended and shall not be construed to foreclose or burden the employment of any such employee who pursues or accepts such employment without any solicitation prohibited by this provision.
3.4 Reasonableness and Remedies.
     Executive acknowledges and agrees that the restrictions set forth in Article III are founded on valuable consideration and are fair and reasonable and that such restrictions are necessary to protect the legitimate interests of the Employer. In addition to other remedies provided by law or equity, upon a breach by Executive of any of the covenants contained herein, the Employer shall be entitled to have a court of competent jurisdiction enter an injunction against Executive prohibiting any further breach of the covenants contained herein.
ARTICLE IV
LEGAL FEES AND EXPENSES
     It is the intent of Employer that Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation, arbitration or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, if it should appear to Executive that Employer has failed to comply with any of its obligations under this Agreement or in the event that Employer or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation, arbitration or other legal action designed to deny, or to recover from Executive, the benefits intended to be provided to Executive hereunder, Employer irrevocably authorizes Executive from time to time to retain counsel of his choice, at the expense of Employer as hereafter provided, to represent Executive in connection with the initiation or defense of any litigation, arbitration or other legal action, whether by or against Employer or any director, officer, shareholder or other person affiliated with Employer, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between Employer and such counsel, Employer irrevocably consents to Executive’s entering into an attorney-client relationship with such counsel, and in that connection Employer and Executive agree that a confidential relationship shall exist between Executive and such counsel. Employer shall pay and be solely responsible for reasonable and necessary attorneys’ and related fees and expenses incurred by Executive as a result of Employer’s failure to perform this Agreement or any provision thereof or as a result of Employer or any person contesting the validity or enforceability of this Agreement or any provision thereof as aforesaid, but only if Executive obtains a final legal judgment or settlement in his favor. All fees and expenses due hereunder shall be paid upon presentation by Executive to Employer of a statement or statements prepared by such counsel and containing such information and detail as may be requested by Employer.
ARTICLE V
GENERAL PROVISIONS
5.1 Entire Agreement.

     This Agreement supersedes any other agreements, oral or written, between the parties with respect to the employment of Executive by Employer and contains all of the agreements and understandings between the parties with respect to such employment, provided however, that this Agreement shall not supersede or affect the terms of any employee benefit arrangement in existence on the date of this Agreement and in which the Executive is participating on that date, including, but not limited to all pension, retirement, deferred compensation, 401(k), excess benefit or other similar plans. Any waiver or modification of any term of this Agreement shall be effective only if it is signed in writing by both parties.
5.2 Withholding of Taxes.
     Employer may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.
5.3 Notices.
     Any notice to be given hereunder by either party to the other may be made by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing below, but each party may change his or its address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated five (5) days after the date of mailing.
If to Employer, addressed to:

Bank Mutual
Attention: Michael T. Crowley, Jr.
Chief Executive Officer
4949 West Brown Deer Road
P. O. Box 23988
Milwaukee, WI 53223-0988
Fax No: (414) 362-6915
with a copy to:
Quarles & Brady, LLP
Attention: James D. Friedman
411 East Wisconsin Avenue
Milwaukee, WI 53202
Fax No: (414) 978-8735
If to Executive, addressed to:
David A. Baumgarten
923 Kilbourn, Unit 1801
Milwaukee, WI 53202
Or the Executive’s last known address as reflected in the Employer’s personnel records.

5.4 Governing Law.
     This Agreement shall be construed in accordance with and governed by the laws of the State of Wisconsin and, to the extent applicable, of the United States.
5.5 Incapacity.
     If Employer shall reasonably and in good faith find that any person to whom any payment is payable under this Agreement is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person reasonably and in good faith deemed by Employer to have incurred expense for such person otherwise entitled to payment in such manner and proportions as Employer may determine in its sole discretion. Any such payment shall be a complete discharge of the liabilities of Employer to make such payment to Executive.
5.6 Waivers.
     The waiver by any party of any breach, default, misrepresentation or breach of warranty or covenant in this Agreement, whether intentional or not, shall be in writing and shall not be deemed to extend to any prior or subsequent breach, default, misrepresentation or breach of warranty or covenant herein and shall not affect in any way any rights arising by virtue of any such prior or subsequent occurrence.
5.7 Section 409A.
     Notwithstanding anything in the Employment Agreement to the contrary, in the event that the Executive is deemed by the Bank to be a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A’”), no payment that is “deferred compensation” subject to Section 409A shall be made to the Executive prior to the date that is six (6) months after the date of the Executive’s separation from service (as defined in Section 409A) (or, if earlier, the Executive’s date of death). In such event, the payments subject to the six (6) month delay will be paid in a lump sum on the earliest permissible payment date with interest on the delayed payments credited at the rate that Employer is paying on the date of the Executive’s separation from service on a six month certificate of deposit for such a lump sum amount.
5.8 Severability.
     The provisions of this Agreement are severable and in case any one or more of the provisions contained in this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby.
5.9 Remedies Cumulative.

     Remedies under this Agreement of any party hereto are in addition to any remedy or remedies to which such party is entitled or may become entitled at law or in equity.
5.10 Counterparts.
     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
5.11 Headings.
     The headings in this Agreement are for convenience of reference only, and under no circumstances should they be construed as being a substantive part of this Agreement nor shall they limit or otherwise affect the meaning thereof.
5.12 Additional Documents
     Each of the parties hereto, without further consideration, agrees to execute and deliver such additional documents and to take such other actions reasonably necessary to more effectively consummate the purposes of this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

Bank Mutual
By:	/s/ Michael T. Crowley, Jr.
Michael T. Crowley, Jr.

Its: Chairman and CEO EXECUTIVE
/s/ David A. Baumgarten
David A. Baumgarten